EXHIBIT 10.6

THIS SECURITY AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THE SENIOR LENDER INTERCREDITOR AGREEMENTS (AS SUCH TERM IS DEFINED IN THE PURCHASE AGREEMENT) AND EACH HOLDER OF THIS SECURITY, BY ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE JULY SENIOR LENDER INTERCREDITOR AGREEMENT.

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: July ___, 2009				$
Original Conversion Price (subject to adjustment herein): $0.24 Principal Amount of this Debenture is comprised of the sum of:
(i)	Cash Subscription Amount of	$	; and
(ii)	OID Amount of:	$

ORIGINAL ISSUE DISCOUNT SECURED CONVERTIBLE DEBENTURE
DUE MAY 30, 2011

THIS ORIGINAL ISSUE DISCOUNT SECURED CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued Original Issue Discount Secured Convertible Debentures of Capital Growth Systems, Inc., a Florida corporation, (the “Company”), having its principal place of business at 200 S. Wacker Drive – Suite 1650, Chicago, Illinois 60606, designated as its Original Issue Discount Secured Convertible Debenture due on May 30, 2011 (the “Termination Date) (this debenture, the “Debenture” and, collectively with the other debentures of such series maturing on May 30, 2011, the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to _______________________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $_______________ on May 30, 2011 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay default interest, if any, to the Holder on the then outstanding and unconverted and unredeemed principal amount of this Debenture in accordance with the provisions hereof.  This Debenture is subject to the following additional provisions:

Section 1.              Definitions.

For the purposes hereof, in addition to the terms defined elsewhere in this Debenture:  (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement; and (b) the following terms shall have the following meanings:

“Aequitas” means Aequitas Capital Management, Inc., or any successor thereof.

“Alternate Consideration” shall have the meaning set forth in Section 5(e).

“Applicable Margin” means 14%.

“Applicable Rate” means the rate of interest to be paid on the Cash Subscription Amount from and after the date hereof, being a rate per annum equal to the sum of (i) the Prime Rate, plus (ii) the Applicable Margin, of which the Basic Interest amount shall be paid in cash, and the amount in excess of the Basic Interest shall be capitalized, compounded monthly and added to the Cash Subscription Amount (whereupon from and after such date such additional amounts shall also accrue interest) (such excess above the Basic Interest component to be paid in cash being “PIK Interest”)..

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 5(b).

“Basic Interest” shall mean the component of the Applicable Rate hereunder comprised of the Prime Rate plus 9%; this is the component of interest of this Debenture which is payable monthly, in cash, to the extent permitted under the July Senior Lender Intercreditor Agreement.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(c).

“Business Day” means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 4(d)(v).

“Cash Subscription Amount” shall have the meaning set forth in Section 2(a).

“Change of Control Transaction” means the occurrence after the date hereof of any of:  (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Securities issued together with the Debentures); (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction; (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction; (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof); (e) the employment of Patrick C. Shutt with the Company is terminated for any reason (other than a voluntary resignation) (a “Termination”), and in the case of such Termination the Company shall fail to hire a replacement chief executive officer or chief restructuring officer reasonably acceptable to the Holders holding 67% or more of the Debentures within sixty (60) days following such Termination; or (f) the execution by the Company of an agreement to which the Company  is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (e) above

“Collateral Agent” shall mean the collateral agent for the benefit of the Debenture holders, as named in the Security Agreement.

“Conversion” shall have the meaning ascribed to such term in Section 4.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

“Debentures” shall mean this Debenture and the other Debentures issued by the Company pursuant to the form of Securities Purchase Agreement pursuant to which this form of Debenture has been issued.

“Debenture Register” shall have the meaning set forth in Section 2(c).

“Dilutive Issuance” shall have the meaning set forth in Section 5(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 5(b).

“Equity Conditions” means, during the period in question: (a) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any; (b) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Debenture; (c) (i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents; or (ii) at all times after August 19, 2009 with respect to the Conversion Shares and six months following the date of this Debenture with respect to the shares underlying the Warrants, all of the Conversion Shares issuable pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions as determined by the counsel to the Company pursuant to a written opinion letter to such effect addressed and acceptable to the Transfer Agent and the Holder; with shares of Common Stock underlying the Warrants, the Rule 144 condition shall be deemed met to the extent there is a right to exercise the Warrants pursuant to the cashless exercise option (irrespective of the method in which such Warrant shares are acquired); (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future); (e) following the approval by the stockholders of the Company of the Authorized Share Issuance, there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents; (f) there is no existing Event of Default or no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default; (g) the issuance of the shares in question (or, in the case of a Quarterly Redemption, the shares issuable upon conversion in full of the Quarterly Redemption Amount to the Holder would not violate the limitations set forth in Section 4(c) herein); (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated; and (i) the Holder is not in possession of any information provided by the Company after the date of initial issuance of the July 2009 Debentures by the Company that constitutes, or may constitute, material non-public information, unless the Holder has consented to be provided such information.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Fundamental Transaction” shall have the meaning set forth in Section 5(e).

“Mandatory Default Amount”  means the sum of: (a) the greater of (i) the outstanding principal amount of this Debenture, divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (B) paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 120% of the outstanding principal amount of this Debenture; plus (b) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture, including, without limitation, any accrued and unpaid default interest.

 “New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“OID Amount” shall have the meaning set forth in Section 2(a).

“Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

“Permitted Indebtedness” means:  (a) the indebtedness evidenced by the Debentures; (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(aa) attached to the Purchase Agreement, together with all obligations accruing with respect to the same (and in the case of the Senior Lender Indebtedness includes any amendments thereto or any refinancings thereof with a new senior secured lender); (c) lease obligations and purchase money indebtedness of up to $250,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets; (d) the Senior Debt or any refinancing thereof; (e) any debt obligation created by the Company as part of its Vendor Payment Plan as approved by the Collateral Agent and the Company, including but not limited to any original issue discount debentures issued by the Company to creditors of the Company or its subsidiaries (hereinafter referred to as “VPP Debentures”); and (f) any other obligations of the Company or any of its subsidiaries with respect to the Vendor Payment Plan adopted by the Company in connection with the issuance of the Debentures.

“Permitted Lien” means the individual and collective reference to the following:  (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness under clause (a), (b) or (d) thereof; and (d) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

“PIK Interest” shall have the meaning set forth in the definition of “Applicable Rate.”

“Prime Rate” means, at any time, the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks).  In the event that The Wall Street Journal quotes more than one rate, or range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates.  In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the quoted prime rates of the three (3) largest U.S. money center commercial banks, as determined by Aequitas.  Notwithstanding the foregoing, at no time shall the Prime Rate be less than five percent (5%) per annum.  The Prime Rate may not be the lowest or best rate at which the Collateral Agent calculates interest.  Any change in the Prime Rate shall be effective for purposes of calculating interest hereunder as of the date of such change.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of July__, 2009 among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Quarter” shall have the meaning set forth in Section 6(a) hereof.

“Quarterly Conversion Period” shall have the meaning set forth in Section 6(a) hereof.

“Quarterly Conversion Price” shall have the meaning set forth in Section 6(a) hereof.

“Quarterly Redemption” means the redemption of this Debenture pursuant to Section 6(a) hereof.

“Quarterly Redemption Amount” means, as to a Quarterly Redemption, $[___________],(1) plus liquidated damages and any other amounts then owing to the Holder in respect of this Debenture.  The “Aggregate Quarterly Redemption Amount” hereunder means $____________.(2)

“Quarterly Redemption Date” means the 45th day (or next Trading Day if such 45th day is not a Trading Day) of each Quarter (commencing with February 14, 2010) during the term of this Debenture and terminating upon the full redemption of the aggregate Quarterly Redemption amount plus liquidated damages and any other amounts then owing to the Holder in respect of this Debenture.

“Quarterly Redemption Notice” shall have the meaning set forth in Section 6(a) hereof.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Debt” shall have the meaning set forth in the July Senior Lender Intercreditor Agreement.

“Share Delivery Date” shall have the meaning set forth in Section 4(d)(ii).

“Subsidiary” shall have the meaning set forth in the Purchase Agreement.

“Trading Day” means a day on which the New York Stock Exchange is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the Pink Sheets.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

[1]	((A*B) – A)/7, where A = the initial Subscription Amount and B = 1.75.
[2]	(A*B) - A.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies:  (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

Section 2.              Interest and Prepayment.

(a)           Interest.  The Company acknowledges and agrees that this Debenture was issued at an original issue discount, in the amount designated as “OID Amount” on the first page hereof, with the cash payment funded by the original Holder hereof being the “Cash Subscription Amount” shown on the first page hereof.  No interest shall accrue on the OID Amount prior to the maturity date of this Debenture or acceleration of the indebtedness evidenced by this Debenture.  The Cash Subscription Amount of this Debenture shall bear interest at the Applicable Rate.  Interest on the Cash Subscription Amount shall be computed on the basis of the actual number of days elapsed over a year of 360 days.  All accrued interest on the Cash Subscription Amount (the “Cash Subscription Amount Interest”) shall be paid monthly in arrears on or before the 20th day of each month during the term hereof, in cash as to the Basic Interest component, with the PIK Interest component to be accrued and added to the principal amount of this Debenture unless the Company elects to pay PIK Interest with cash and such payment in cash is permitted under the terms of the July Senior Lender Intercreditor Agreement.  The OID Amount shall be subject to increase following the date hereof as provided in Section 6, below.  Notwithstanding anything to the contrary contained herein, if while this Debenture is outstanding, for any reason the Company fails to pay any of the Basic Interest called for hereunder, then the unpaid amount of such interest shall be added to the principal amount of this Note as additional Cash Subscription Amount, and in addition, the OID Amount shall be increased by 75% of the amount of such unpaid Basic Interest; provided however, that failure to pay Basic Interest shall not be an event of default hereunder if payment is prohibited due to failure of the Company to meet one or more covenants with respect to the Senior Debt, or blocked or prohibited pursuant to an intercreditor agreement to which the Holder and the holder of the Senior Debt is a party, but shall be an Event of Default to the extent that such payment is permitted pursuant to the Senior Lender July Intercreditor Agreement and not blocked by such intercreditor agreement and the Company fails to make payment of the Basic Interest.

(b)           Default Interest.  To the extent permitted by law and without limiting any other right or remedy of the Holder hereunder, whenever there is an Event of Default, the rate of interest on the Cash Subscription Amount shall, at the option of the Holders holding 67% or more of the Debentures, be increased effective as of the date of delivery of written notice to the Company electing to increase such interest rate, by adding 4.00% to the interest rate otherwise in effect hereunder.  In addition, upon the occurrence and during the continuation of an Event of Default, provided that the Company is permitted to pay the PIK Interest in cash pursuant to the terms of the July Senior Lender Intercreditor Agreement, all accrued PIK Interest which has not been previously added to principal shall thereafter immediately become due and payable to the extent permitted by the July Senior Lender Intercreditor Agreement and without any notice, demand or presentment of any kind. Notwithstanding any acceleration hereunder, should the July Senior Lender Intercreditor Agreement prohibit the payment of the PIK Interest amount, it shall not accelerate during the period of such prohibition.  The Company acknowledges that:  (i) such additional rate is a material inducement to the Holder to fund the Cash Subscription Amount described herein; (ii) Holder would not have funded the Cash Subscription Amount in the absence of the agreement of the Company to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Holder that the Cash Subscription Amount will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Holder in allocating resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Cash Subscription Amount, and (B) compensation to Holder for losses that are difficult to ascertain.  In the event of termination of this Agreement by either party hereto, Holder’s entitlement to this charge will continue until the Cash Subscription Amount is paid in full.

(c)           Prepayment.  Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder; provided however, should the 67% Majority elect to permit prepayment of the Debentures on a pro rata basis without penalty, then in such event this Debenture may be prepaid without penalty, provided prepayment is made in such manner.  To the extent that Holder allows the Company to prepay any portion of the principal amount of this Debenture, such prepayment shall reduce first the OID Amount then outstanding on a dollar-for-dollar basis and, once the OID Amount has been repaid in full, then shall reduce the Cash Subscription Amount then outstanding in the same manner.

Section 3.              Registration of Transfers and Exchanges.

(a)           Different Denominations.  This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of transfer or exchange.

(b)           Investment Representations.  This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c)           Reliance on Debenture Register.  Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.              Conversion.

(a)           Voluntary Conversion.  At any time after the Authorized Share Approval until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(c) hereof).  The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.  To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the exercise is the final exercise of conversion rights hereunder. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s).  The Company may deliver an objection to any Notice of Conversion within 2 Business Days of delivery of such Notice of Conversion.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

(b)           Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $0.24, subject to adjustment herein (the “Conversion Price”).

(c)           Conversion Limitations.  The Company shall not effect any conversion of this Debenture, and a Holder shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other person or entity acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon:  (A) conversion of the remaining, unconverted principal amount of this Debenture beneficially owned by the Holder or any of its Affiliates; and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Debentures or the Warrants) beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 4(c) applies, the determination of whether this Debenture is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Debenture is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Debenture may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Debenture is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 4(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following:  (A) the Company’s most recent periodic or annual report, as the case may be; (B) a more recent public announcement by the Company; or (C) a more recent notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Debenture held by the Holder.  The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(c), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Debenture held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(c) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture.  Notwithstanding anything to the contrary contained herein, the Beneficial Ownership Limitations with respect to this Section 4(c) shall not apply to David Lies, Aequitas or their respective affiliates.

(d)           Mechanics of Conversion.

(i)           Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted by (y) the Conversion Price.

(ii)          Delivery of Certificate Upon Conversion.  Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of this Debenture.

(iii)         Failure to Deliver Certificates.  If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates representing the principal amount of this Debenture unsuccessfully tendered for conversion to the Company.

(iv)         Obligation Absolute; Partial Liquidated Damages.  The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Debenture, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment.  In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion.  If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the fifth Trading Day after the Conversion Date (the “Share Delivery Deadline”), the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such fifth (5th) Trading Day until such certificates are delivered.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.  Notwithstanding anything to the contrary contained herein, if at any time prior to the Senior Creditor Repayment (as defined in the July Senior Lender Intercreditor Agreement) the Company is prohibited from paying, and the Holder is prohibited from receiving, cash payments of liquidated damages pursuant to this Section 4(d)(iv), at the option of the Holder upon written notice to the Company, such amounts otherwise payable in cash pursuant to this Section 4(d)(iv) shall either accrue, or be payable in the form of shares of Common Stock.  The price at which shares of Common Stock issuable in lieu of the cash payment of liquidated damages hereunder shall be equal to the lesser of (x) 90% of the average of the 10 consecutive VWAPs immediately prior to the date of the applicable Share Delivery Deadline, (y) 90% of the average of the 10 consecutive VWAPs immediately prior to the date such shares are actually issued or (z) the then applicable Conversion Price.

(v)          Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(d)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall:  (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions); and (B) at the option of the Holder, either reissue (if surrendered) this Debenture in a principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(d)(ii).  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Debenture with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Debenture as required pursuant to the terms hereof.

(vi)         Reservation of Shares Issuable Upon Conversion.  After the Authorized Share Approval, the Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Debenture and payment of redemption amounts on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the outstanding principal amount of this Debenture and payment of redemption amounts hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public sale in accordance with such Registration Statement.

(vii)        Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Debenture.  As to any fraction of a share which Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(viii)       Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 5.              Certain Adjustments.

(a)           Stock Dividends and Stock Splits.  If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of a redemption amount on, the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

(b)           Subsequent Equity Sales.  If, at any time while this Debenture is outstanding,  the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance.  If the Company enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than 1 Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c)           Subsequent Rights Offerings.  If the Company, at any time while the Debenture is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP.  Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(d)           Pro Rata Distributions.  If the Company, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 5(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to 1 outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith.  In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to 1 share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e)           Fundamental Transaction.  If, at any time while this Debenture is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of 1 share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(e) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, the Company or any successor entity shall pay at the Holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the Fundamental Transaction, an amount of cash equal to the value of this Warrant as determined in accordance with the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (A) a price per share of Common Stock equal to the VWAP of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable  Fundamental Transaction, (B) a risk-free interest rate corresponding to the U.S. Treasury rate for a 30 day period immediately prior to the consummation of the applicable Fundamental Transaction, (C) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of such transaction and the Termination Date.

(f)           Calculations.  All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(g)           Notice to the Holder.

(i)           Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)           Notice to Allow Conversion by Holder.  If:  (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

Section 6.              Quarterly Redemption.

(a)           Quarterly Redemption.  On each Quarterly Redemption Date except during the period where there is an outstanding Event of Default, or where payment of the Quarterly Redemption Amount is prohibited by the terms of the July Senior Lender Intercreditor Agreement, the Company shall redeem the Quarterly Redemption Amount (the “Quarterly Redemption”). The Quarterly Redemption Amount payable on each Quarterly Redemption Date shall be paid in cash no later than 45 days following the end of each consecutive three month period during the term hereof commencing with the 3 months ended December 31, 2009, and continuing with respect to each 3 month period thereafter during the term of this Debenture (each such period being a “Quarter”); provided, however, as to any Quarterly Redemption and upon 15 Trading Days’ prior written irrevocable notice (the “Quarterly Redemption Notice”), in lieu of a cash redemption payment the Company may elect to pay all or part of a Quarterly Redemption Amount in Conversion Shares based on a conversion price equal to the lesser of (i) the then Conversion Price and (ii) 90% of the average of the VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Quarterly Redemption Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 10 Trading Day period) (the price calculated during the 10 Trading Day period immediately prior to the Quarterly Redemption Date, the “Quarterly Conversion Price” and such 10 Trading Day period, the “Quarterly Conversion Period”); provided, further, that the Company may not pay the Quarterly Redemption Amount in Conversion Shares unless (y) from the date the Holder receives the duly delivered Quarterly Redemption Notice through and until the date such Quarterly Redemption is paid in full, the Equity Conditions have been satisfied, unless waived in writing by the Holder, and (z) as to such Quarterly Redemption, prior to such Quarterly Conversion Period (but not more than 5 Trading Days prior to the commencement of the Quarterly Conversion Period), the Company shall have delivered to the Holder’s account with The Depository Trust Company (or if such account is not so maintained, then to the address of the Holder) a number of shares of Common Stock to be applied against such Quarterly Redemption Amount equal to the quotient of (x) the applicable Quarterly Redemption Amount divided by (y) the lesser of:  (A) the Conversion Price and (B) 90% of the average of the 10 VWAPs during the period ending on the 3rd Trading Day immediately prior to the date of the Quarterly Redemption Notice (the “Pre-Redemption Conversion Shares”).  The Holder may convert, pursuant to Section 4(a), any principal amount of this Debenture subject to a Quarterly Redemption at any time prior to the date that the Quarterly Redemption Amount, plus liquidated damages and any other amounts then owing to the Holder are due and paid in full.  The Holder shall have the right to designate how any conversions effected during the applicable Quarterly Conversion Period until the date the Quarterly Redemption Amount is paid in full shall be applied (i.e., against the principal amount of this Debenture scheduled to be redeemed on such Quarterly Redemption Date, against future Quarterly Redemption Amounts or against the principal amount of this Debenture then outstanding that is not subject to a Quarterly Redemption); provided, if no such written designation is made in the applicable Notice of Conversion, the Company shall request that the Holder provide such written designation prior to the applicable Quarterly Redemption Date; provided, further, that in the event no such written designation is ever received from the Holder prior to such applicable Quarterly Redemption Date, any such conversion shall be applied against the principal amount of this Debenture then outstanding.  The Company covenants and agrees that it will honor all Notices of Conversion tendered up until such amounts are paid in full.  The Company’s determination to pay a Quarterly Redemption in cash, shares of Common Stock or a combination thereof shall be applied ratably to all of the holders of the then outstanding Debentures based on their (or their predecessor’s) initial purchases of Debentures pursuant to the Purchase Agreement.  At any time the Company delivers a notice to the Holder of its election to pay the Quarterly Redemption Amount in shares of Common Stock, and, if a Registration Statement is then effective, the Company shall file a prospectus supplement pursuant to Rule 424 disclosing such election.   If at any time prior to the Senior Creditor Repayment (as defined in the July Senior Lender Intercreditor Agreement) the Company is permitted to make cash payments of a Quarterly Redemption Amount, such permissible cash payments  pursuant to this Section 6(a) shall be made ratably to all of the holders of the then outstanding Debentures and any other debenture holder of the Company not subordinated in right of payment to the Debentures, and thereafter, ratably to the holders of the Other Debentures, and notwithstanding anything herein to the contrary, prior to the Senior Creditor Repayment, (x) with respect to the Quarterly Redemption Amount payable in cash as permitted pursuant to Section 2(c)(iii) of the July Senior Lender Intercreditor Agreement that is due on January 1, 2010, such Quarterly Redemption payment shall be due and paid on the same date the Company pays the Senior Lender Purchasers pursuant to Section 2(c)(v) of the Senior Lender Loan Agreement and (y) with respect to any Quarterly Redemption Amount payable in cash as permitted pursuant to Section 2(c)(iv) of the July Senior Lender Intercreditor Agreement, such Quarterly Redemption payment shall be due and paid on the first day of each month.   Notwithstanding anything to the contrary contained herein, if at any time prior to the Senior Creditor Repayment (as defined in the July Senior Lender Intercreditor Agreement) the Company is prohibited from paying, and the Holder is prohibited from receiving, cash payments of a Quarterly Redemption Amount pursuant to this Section 6(a), the Company shall be required to elect to make such payment in shares of Common Stock in accordance with the terms hereof.  If the Company does not meet the Equity Conditions in connection with such Quarterly Redemption Amount described in the preceding sentence, at the option of the Holder upon written notice to the Company, the Holder shall either waive such Equity Conditions or such amounts otherwise payable in cash shall be added to principal as additional “Cash Subscription Amount,” and in addition, the OID Amount shall be increased by 75% of such additional Cash Subscription Amount related to the Quarterly Redemption Amount that had been added to principal for that month.  Notwithstanding anything to the contrary contained herein, at any time preceding the Authorized Share Approval, the Company shall be under no obligation to issue shares of Common Stock with respect to any Quarterly Redemption to the extent that the issuance of said shares would constitute an event of default with respect to any outstanding debentures issued by the Company or corresponding purchase agreement, in which event the scheduled Quarterly Redemption amount shall be converted to principal as outlined in the preceding sentence.

(b)           Redemption Procedure.  The payment of a Quarterly Redemption shall be payable on the Quarterly Redemption Date.  The Holder may elect to convert the outstanding principal amount of the Debenture pursuant to Section 4 prior to actual payment in cash for any redemption under this Section 6 by the delivery of a Notice of Conversion to the Company.

Section 7.              Negative Covenants.

As long as any portion of this Debenture remains outstanding, unless the holders of at least 67% in principal amount of the then outstanding Debentures (“67% Majority”) shall have otherwise given  written consent, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) to, directly or indirectly:

(a)           other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b)           other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c)           amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(d)           repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents or under the transaction documents associated with the Other Debentures (as that term is defined in the Securities Purchase Agreement to which the form of this Debenture is attached as an exhibit); (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Debenture; and (iii) repurchases of Debentures or Other Debentures pursuant to approval of a 67% Majority.

(e)           other than the Senior Debt, repay, repurchase or offer to repay, redeem or otherwise acquire any Indebtedness, other than: (i) the Debentures if on a pro-rata basis, (ii) the Other Debentures as permitted under their transaction documents; or (iii) any payables or other obligations with respect to the Vendor Payment Plan and any amendments thereto as agreed to between the Company and Collateral Agent, other than regularly scheduled principal and interest payments as such terms are in effect as of the Original Issue Date, or as otherwise agreed to between the Company and Collateral Agent,  provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs;

(f)           pay cash dividends or distributions on any equity securities of the Company;

(g)           enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

(h)           enter into any agreement with respect to any of the foregoing.

Section 8.              Events of Default.

(a)           “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           any default in the payment of:  (A) the principal amount of any Debenture; or (B) default interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of default interest or other default under clause (B) above, is not cured within 5 Trading Days or waived by a 67% Majority of the Holders;

(ii)           the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (x) below) which failure is not waived by a 67% Majority  of the Holders, or cured, if possible to cure, within the earlier to occur of:  (A) 7 Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company; and (B) 10 Trading Days after the Company has become or should have become aware of such failure;

(iii)          (A) a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents and not be cured or waived by a 67% Majority of the Holders; or (B) there shall be an acceleration of the indebtedness due by the Company with respect to the Senior Debt or any refinancing thereof;

(iv)         any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v)          the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X)  shall be subject to a Bankruptcy Event;

(vi)         except as noted below, the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that:  (a) involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created; and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable and where such obligation is not paid off or reinstated for its original term within 10 days following such acceleration, unless waived by  a 67% Majority of the Holders;

(vii)        the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five Trading Days;

(viii)       the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 40% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

(ix)          the Company does not meet the current public information requirements under Rule 144 in respect of the Underlying Shares at any time following August 19, 2009;

(x)           the Company shall fail for any reason to deliver certificates to a Holder prior to the seventh Trading Day after a Conversion Date pursuant to Section 4(d) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Debentures in accordance with the terms hereof; or

(xi)          any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days, unless waived by a 67% Majority of the Holders..

(b)           Remedies Upon Event of Default.  Subject to the July Senior Lender Intercreditor Agreement, if any Event of Default occurs, the outstanding principal amount of this Debenture, plus liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the election of Holders of at least 67% of the Debentures, immediately due and payable in cash at the Mandatory Default Amount.  Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, interest on this Debenture shall accrue at an interest rate equal to the lesser of 12% per annum or the maximum rate permitted under applicable law.  Accrued and unpaid default interest shall be paid by the Company in cash in arrears on the first day of each calendar month.  Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Debenture to or as directed by the Company.  In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 8(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.              Miscellaneous.

(a)           Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 9(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page prior to 5:30 p.m. (New York City time), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)           Absolute Obligation.  Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and default interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct debt obligation of the Company.  This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

(c)           Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

(d)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)           Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver by the Company or the Holder must be in writing.

(f)           Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any default interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or default interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(g)           Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(i)           Assumption.  Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Debenture and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Debenture and having similar ranking to this Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed).  The provisions of this Section 9(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Debenture.

(j)           Secured Obligation.  The obligations of the Company under this Debenture are secured by all assets of the Company and each Subsidiary pursuant to the Security Agreement, dated as of July__, 2009 between the Company, the Subsidiaries of the Company and the Secured Parties (as defined therein).

(k)           Amendments.  This Debenture may be modified or amended and the provisions hereof waived with the written consent of the Company and Holders holding Debentures at least equal to 67% of the aggregate principal amount then outstanding under all Debentures.

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[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

CAPITAL GROWTH SYSTEMS, INC.

By:
Patrick C. Shutt
Chief Executive Officer

Facsimile:	(312) 673-2422
(for delivery of Notices)